    As filed with the Securities and Exchange Commission on July 25, 2000.
                          Registration No. _________

  ===========================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         ____________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         ____________________________

                                     Nabi
              (Exact name of registrant as specified in charter)

               Delaware                                       59-1212264
     (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                     5800 Park of Commerce Boulevard, N.W.
                           Boca Raton, Florida 33487
                                (561) 989-5800
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     David J. Gury                                             Copies to:
       Chairman of the Board, President and Chief                     Constantine Alexander, Esq.
                   Executive Officer                                 Nutter, McClennen & Fish, LLP
                          Nabi                                          One International Place
         5800 Park of Commerce Boulevard, N.W.                           Boston, MA  02110-2699
                 Boca Raton, FL  33487                                       (617) 439-2000
                     (561) 989-5800
  (Name, address, including zip code, and telephone number,
             including area code, of agent for service)

                               ________________

  Approximate date of commencement of proposed sale to public: From time to time after the date this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ________________

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                    Proposed             Proposed
     Title of Each Class of                          Maximum              Maximum           Amount of
 Securities to be Registered     Amount to be    Offering Price          Aggregate        Registration
                                  Registered     Per Share/(1)/     Offering Price/(1)/        Fee
---------------------------------------------------------------------------------------------------------
 Shares of Common Stock,
 $.10 par value                    1,666,667           $7.625           $12,708,336          $3,355
=========================================================================================================

/(1)/ Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of Nabi Common Stock reported on the Nasdaq National Market on July 20, 2000.

                               ________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED JULY 25, 2000

                               1,666,667 Shares

                                     Nabi
                                 Common Stock

     We are registering our common stock for resale by the security holders identified in this Prospectus. We will not receive any proceeds from the security holders' sale of their shares of our common stock.

     For a description of the method of distribution of the shares, see page 4 of this Prospectus. We will bear all expenses related to the registration of the shares of common stock.

     We ask that you pay close attention to the "Factors to be Considered" appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference into this Prospectus. See "Where You Can Find More Information" on page 2 of this Prospectus.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "NABI." On July 24, 2000, the last reported sales price for our common stock was $8.00 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is ___________.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION THAT WE FILE WITH IT, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING THOSE DOCUMENTS TO YOU. THE INFORMATION THAT WE FILE LATER WITH THE SEC WILL AUTOMATICALLY UPDATE AND SUPERSEDE THIS INFORMATION. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE PROVIDED ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), to register the Nabi common stock owned by the security holders identified in this Prospectus. This Prospectus is part of that registration statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference
rooms.   Our SEC filings are also available to the public at the website maintained by the SEC at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     .    Our Annual Report on Form 10-K for the fiscal year ended December 31,
          1999.

     . Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000.

     . The description of Nabi's common stock contained in its Registration Statement on Form 10, as amended, filed with the SEC pursuant to
          Section 12 of the Exchange Act on May 4, 1970.

You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                                     Nabi
               Attention: Investor Relations - Thomas H. Mclain
                        5800 Park of Commerce Boulevard
                             Boca Raton, FL 33487
                                (561) 989-5800

                                  THE COMPANY

     We are nearing completion of a multi-year transition from being a leading provider of antibody products to other pharmaceutical manufacturers to becoming a fully integrated biopharmaceutical company, developing, manufacturing and marketing our own products for the prevention and treatment of infectious diseases and immunological disorders. We have a portfolio of marketed products and significant research and development capabilities that are focused on the development and commercialization of products that prevent and treat infectious and autoimmune diseases. We currently have several clinical trials underway in these areas and have four marketed pharmaceutical products.

     The Company was incorporated in 1969 in the State of Delaware. All references in this Prospectus to "Nabi," "the Company," "we," or "us" are to Nabi. We have our executive offices at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. Our main telephone number is (561) 989-5800.

                                USE OF PROCEEDS

     We are not selling the shares of Nabi common stock offered by the security holders listed in this Prospectus. We will not receive any proceeds from the sale of the common stock by the security holders.

                           SELLING SECURITY HOLDERS

     The following table sets forth the names of the security holders and the total number of shares of Nabi common stock registered by this registration statement that each security holder may sell. If required, we will file a supplement to this prospectus to describe any material changes in the terms of the offering.

     Because the security holders may offer all or only some of the shares, we cannot determine the number of shares of common stock that the security holders will own after completion of this offering. See "Plan of Distribution" beginning on page 4 of this Prospectus.


                                                    Number of
                                                       Shares        Number of
                                                 Beneficially           Shares
Name                                           Owned Prior to         That May
----
                                                 Offering (1)       Be Offered
                                                 ------------       ----------

The Aries Master Fund II.........................      99,058           99,058

Aries Domestic Fund, L.P ........................      52,774           52,774

Aries Domestic Fund II, L.P. ....................      14,835           14,835

Valor Capital Mgmt., L.P. .......................      76,000           35,000

Clarion Partners, L.P............................      68,000           68,000

Clarion Offshore Fund LTD........................      32,000           32,000

Merlin BioMed Group..............................     433,700          100,000

JALAA Equities, LP...............................     371,667          166,667

Deephaven Private Placement Trading LTD..........     250,000          250,000

Yale University Retirement Plan for Staff Employees......     20,000       5,700

Yale University..........................................    151,300      61,000

Tampsco Partnership II...................................      3,200       2,200

SG Partners LP...........................................    192,900      76,800

Sci-Tech Investment Partners, L.P. ......................     63,400      25,500

Rochester Institute of Technology........................     72,500      29,100

Matrix Technology Group N.V. ............................     15,900       6,300

Foundation Partners Fund G.P.............................     11,000       4,000

Executive Technology Fund GP.............................     30,500      12,500

Walt Disney Company Retirement Plan......................    184,500      73,400

Core Technology Fund Inc. ...............................     80,233      27,833

Alfred University........................................     22,400       9,000

Ascend Partners, L.P. ...................................     64,800      64,800

Ascend Offshore Fund, LTD................................     35,200      35,200

Cranshire Capital, LP ...................................    166,667     166,667

MK Global Technology Partners, L.P. .....................     16,666      16,666

Aspira Capital Management, L.P. .........................     25,000      25,000

Capital Ventures International...........................    166,667     166,667

Kozloff Partners L.P. ...................................     40,000      40,000

(1) To our knowledge, each security holder listed above owns less than one percent of the issued and outstanding shares of Nabi common stock, except for the Merlin BioMed Group, which owns approximately 1.2% of the issued and outstanding shares of Nabi common stock, and JALAA Equities, LP, which owns approximately 1.0% of the issued and outstanding shares of Nabi common stock, each as of July 11, 2000.

                             PLAN OF DISTRIBUTION

The shares may be sold from time to time by the security holders in one or more transactions at:

-    fixed prices,

-    market prices at the time of sale,

-    varying prices determined at the time of sale, or

-    negotiated prices.

The security holders may offer their shares in one or more of the following transactions:

- on any national securities exchange or quotation service on which the Nabi common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

-    in the over-the-counter market;

-    in private transactions;

-    through options;

-    by pledge to secure debts or other obligations; or

-    a combination of any of the above transactions.

     The security holders may effect these transactions by selling to or through one or more broker-dealers, and broker-dealers involved in these transactions may receive compensation in the form of underwriting discounts, concessions or commissions from the security holders. The security holders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by those broker-dealers and any profits realized on any sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Nabi's common stock for a period of two business days prior to the commencement of the distribution. In addition and without limiting the foregoing, the security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of Nabi common stock by the security holders or any other person.

     We will make copies of this Prospectus available to the security holders and have informed the security holders of the need for delivery of a copy of this Prospectus to each purchaser of the shares prior to or at the time of any sale of the shares.

     The outstanding common stock of Nabi is approved for quotation on the Nasdaq National Market.

     The security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the shares by them.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, our legal counsel.

                                    EXPERTS

     The consolidated financial statements of Nabi at December 31, 1999 and for the year then ended incorporated in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, and at December 31, 1998, and for each of the two years in the period ended December 31, 1998, by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their respective reports thereon incorporated by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses in connection with the offering to which this registration statement relates, other than commissions, are to be borne by the Company and are estimated as follows:


SEC Registration Fee .........................   $ 3,355

Accounting Fees ..............................   $13,000

Legal Fees ...................................   $15,000

Printing Expenses ............................   $ 3,000

Miscellaneous Expense.........................   $ 4,000

Total.........................................   $38,355
                                                 =======

Item 15.  Indemnification of Directors and Officers.

     The Company's By-laws, as amended and restated, provide for indemnification of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The provisions of Article VII of the Company's By-laws constitute a contract of indemnification between the Company and its officers and directors. Article VII, Section 6 of the Company's By-laws permits the Company to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article VII, Section 1. The Company provides officers' and directors' liability insurance for its officers and directors.

     The Company has entered into indemnification agreements with certain of its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

     The Company and the security holders have agreed to indemnify each other and each other's controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16.  List of Exhibits.

Exhibit No.
-----------

     4* Registration Rights Agreement by and between Nabi and each security holder dated July 11, 2000

     5*   Opinion of Nutter, McClennen & Fish, LLP

  23.1*   Consent of Ernst & Young LLP

  23.2*   Consent of PricewaterhouseCoopers LLP

  23.3*   Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)

  24.1*   Power of Attorney (contained on Page 8)
_______

* Filed herewith.

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 25th day of July, 2000.

                                        NABI


                                        By: /s/ David J. Gury
                                           ------------------------------------
                                           David J. Gury
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints David J. Gury, Thomas H. McLain and Constantine Alexander, and each of them, with the full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                        Signatures                          Title                    Date
                        ----------                          -----                    ----

/s/ David J. Gury                       Chairman of the Board, President        July 25, 2000
------------------------------------
David J. Gury                           Chief Executive Officer

/s/ Thomas H. McLain                    Senior Vice President, Corporate        July 25, 2000
------------------------------------
Thomas H. McLain                        Services and Chief Financial Officer

/s/ Mark Smith                          Senior Director of Finance and          July 25, 2000
------------------------------------
Mark Smith                              Chief Accounting Officer

/s/ Richard A. Harvey, Jr.              Director                                July 25, 2000
------------------------------------
Richard A. Harvey, Jr.

/s/ David L. Castaldi                   Director                                July 25, 2000
------------------------------------
David L. Castaldi

/s/ David A. Thompson                   Director                                July 25, 2000
------------------------------------
David A. Thompson

/s/ George W. Ebright                   Director                                July 25, 2000
------------------------------------
George W. Ebright

/s/ Linda Jenckes                       Director                                July 25, 2000
------------------------------------
Linda Jenckes